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                                                                    Exhibit 99.2

                   CADENCE DESIGN SYSTEMS PRICES $350 MILLION

                        SENIOR CONVERTIBLE NOTES OFFERING

SAN JOSE, CALIF., AUGUST 11, 2003 -- Cadence Design Systems, Inc. (NYSE: CDN) today announced the pricing of its offering of $350 million principal amount of zero coupon zero yield senior convertible notes due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will be initially convertible, subject to certain conditions, into shares of Cadence's common stock at a conversion rate of 63.8790 shares of common stock per $1,000 principal amount of notes, representing an initial effective conversion price of approximately $15.65 per share. The initial conversion price represents a premium of approximately 17% to the closing price of the Company's common stock on August 11, 2003, which was $13.38 per share.

Cadence has granted the initial purchasers an option to purchase up to an additional $70 million principal amount of senior convertible notes.

Cadence intends to use a portion of the proceeds to purchase approximately 8 million shares of its common stock for an aggregate purchase price of approximately $107 million. These repurchases will be made pursuant to Cadence's previously announced stock repurchase program.

Cadence has entered into a convertible bond hedge transaction with one of the initial purchasers with respect to its common stock to limit potential dilution from conversion of the notes. Cadence has also entered into a call option transaction with one of the initial purchasers, which eliminates the dilutive effect of conversion of the notes at prices below approximately $23 per share. Cadence has agreed to expend an aggregate of approximately $65 million of the net proceeds of the offering, which represent the costs of the convertible hedge transaction partially offset by the proceeds of the call option transaction. Cadence plans to use the remainder of the proceeds for general corporate purposes.

The notes will be redeemable at the Company's option beginning in August 2008 at a redemption price of 100% of their principal amount. Holders of the notes will have the right to require the Company to repurchase some or all of their notes on August 15, 2008, August 15, 2013 and August 15, 2018 and upon certain events constituting a fundamental change.

In connection with the convertible bond hedge transaction and call option transaction, the initial purchaser that is a party to those transactions has advised Cadence that it has purchased Cadence common stock in secondary market transactions prior to the pricing of the notes, and expects to enter into various over-the-counter derivative transactions with respect to Cadence common stock concurrently with the pricing of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
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The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Cadence will consummate the offering, the bond hedge transaction or the call option transaction, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Cadence's most recent filings with the Securities and Exchange Commission. Cadence does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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